CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 30, 2024, relating to the financial statements and financial highlights of Vest US Large Cap 20% Buffer Strategies Fund, a series of World Funds Trust, which are included in Form N-CSR for the year ended October 31, 2024, and to the references to our firm under the headings “Important Information for Shareholders of Vest U.S. Large Cap 20% Buffer Strategies Fund” and “Target Fund and Acquiring Fund Service Providers” in the combined Proxy Statement/ Prospectus and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 30, 2025